Exhibit 99.1

June 3, 2011

Dear Hines REIT Shareholder:

As always, we would like to thank you for your investment in Hines REIT and assure you that the Hines organization remains committed to managing our diverse portfolio to maximize cash flows from our real estate investments and preserve your invested capital. Although our high-quality real estate portfolio has not been immune to the effects of the recent global recession, we have worked hard to maintain occupancy in our portfolio of 89% as of March 31, 2011, which exceeds the national average of approximately 84%. In fact, our occupancy rates have continued to exceed the national average as measured by NCREIF every year since we began operations in 2004. We remain focused on leasing vacant space and renewals with existing tenants to increase occupancy and rent levels as the markets continue to recover.

Additionally, we have been taking the opportunity to execute on certain strategic asset sales, which has allowed us to increase the liquidity position of the Company as well as deliver relatively consistent distributions to you. We are pleased to tell you about our most recent sale which just closed. Atrium on Bay, an asset located in Toronto, Canada, sold for approximately $353 million USD, producing a significant gain to the Company based on our original acquisition price of $215 million USD in February 2007. We will continue to evaluate other opportunities to sell high-quality assets in order to harvest attractive profits for our shareholders.

Board Maintains Amount-per-Share Distribution Rate for July 2011
We are pleased to report that the board has declared an aggregate distribution rate for July 2011 in the same amount you have been receiving: $0.00138082 per share, per day. Whether you receive your distribution in cash or reinvest it into shares of Hines REIT through our dividend reinvestment plan, there will be no change to your daily distribution amount.

The distribution will be paid from two sources: funds generated by our operations and a special distribution from the profits on sales of certain properties. This special distribution represents a return of your invested capital and, as such, will reduce your remaining investment in Hines REIT.

We understand the importance to many of our shareholders of the consistency of distributions. The profits achieved upon sales of certain assets allow us to not only maintain a steady distribution amount, but also allow us to begin returning a portion of your original investment amount. We will continue to evaluate strategic asset sales that may allow us to harvest additional gains and provide you with future special distributions in pursuit of our ultimate goal of maximizing your investment returns.

Board Establishes New Estimated Value per Share
As we mentioned in the letter to you in our 2010 annual report, we are required to revalue the shares of Hines REIT 18 months after the close of our primary offering. Hines REIT closed to new investors on December 31, 2009. Accordingly, after considering many factors, the board of directors has established the new estimated value per share as $7.78. The new estimated value per share will be reflected on your second quarter statement, which you will receive in early July.

If you are a participant in the dividend reinvestment plan, the reinvestment of your second quarter distribution will be made at the new $7.78 share price. If you are not a participant and would like to begin participating, please call Hines Investor Relations at 888.220.6121.

You may be asking: “Why did the share price decline?” None of us could have predicted the 2008 collapse of the financial markets and the resulting global recession, which has been the worst since the Great Depression. This has had a significant impact on the residential and commercial real estate markets. The financial services sector was hit the hardest in this downturn, and institutions such as banks, insurance companies and mortgage companies were forced to reduce expenditures and cut staff. Many had to reduce space or move to lesser-quality space to save on rent. Financial services firms represented the largest percentage of tenants in Hines REIT’s Class A office space.

The rise in vacancies combined with lower market rental rates and reduced investment sales activity have resulted in lower valuations of properties. Additionally, our notes payable valuations were lower due to the current low interest rate environment and the shorter terms remaining on our loans. Lower property values, together with lower debt valuations, resulted in the lower estimated value of our shares.

While Hines REIT has not been isolated from these and other challenges, we believe the fundamentals of our high-quality portfolio remain intact. We are optimistic that the portfolio will benefit in the coming years as the broader economic and real estate recovery takes hold. We have already seen improved property values in some markets, and we believe we are well-positioned to benefit in the future from improving market conditions and rising values.

Hines Reduces Asset Management Fees
Since we believe in aligning our interests with yours, we want to remind you that the Hines organization is the largest shareholder in Hines REIT with an investment of almost $100 million. We are continuing to actively manage this investment to maximize value for our mutual benefit. Additionally, Hines has recently agreed to waive one-third of the cash asset management fees it receives from Hines REIT from July 1, 2011 through the end of 2012, which directly increases the amount of cash flow available to be distributed to our shareholders. This significant concession and the substantial investment by Hines demonstrate Hines’ continued commitment to you and your fellow shareholders.

Third-Party Share Purchase Solicitations
As we and many other non-listed REITs have experienced in the past, we expect that in the coming week you will receive separate solicitations to purchase your shares from Mackenzie Patterson Fuller, LP and MIRELF IV REIT Investments, LLC. Consistent with its fiduciary duties and as required by applicable law, our board is reviewing the offers to determine the course of action that it believes is in the best interests of Hines REIT and its shareholders. We plan to send separate letters to you in just a few days with our recommendations concerning these offers. We ask that you please not act on either of these offers until you receive the letters with the recommendations from our board.

Again, we remain grateful for your trust and are pleased to provide you with a long-term investment that continues to generate steady income to you. Hines has over 50 years of experience through many challenging economic and real estate cycles. We will draw from the experience of our sponsor and continue to work hard to protect your current investment in Hines REIT and maximize your future returns. If you have any questions, please do not hesitate to contact your financial advisor or call Hines Investor Relations at 888.220.6121.

Sincerely,

Jeffrey C. Hines	Charles Hazen
Chairman of the Board	President and Chief Executive Officer